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                                                   AMERICASBANK CORP.
                                                   CONTACT:   MARK H. ANDERS
                                                   PHONE:      443-921-0804
                                                   WEBSITE: WWW.AMERICASBANK.COM

          AMERICASBANK CORP. REPORTS RESULTS FOR FIRST QUARTER OF 2006


TOWSON, Md. (May 11, 2006) --AmericasBank Corp. (NASDAQ:AMAB), the parent company of AmericasBank, today reported a net loss of $213,675 or $(0.16) per basic and diluted common share for the quarter ended March 31, 2006 compared to a net loss of $152,507 or $(0.16) per basic and diluted common share for the quarter ending March 31, 2005.

Loans and leases, net of allowance, at March 31, 2006 were $54.9 million, up 12.0% from $49.0 million reported at December 31, 2005, and 65.1% above $33.2 million a year ago at March 31, 2005. Total deposits were $62.5 million at March 31, 2006, up 49.6% from $41.8 million at March 31, 2005, primarily as a result of offering premium rate certificates of deposit and money market accounts. Total assets advanced to $78.9 million at March 31, 2006, up 67.4% from $47.1 million a year earlier. Stockholders equity increased $10.8 million to $16.1 million at March 31, 2006, as the Company completed a common stock offering for approximately $11.0 million in March 2006.

"We had good loan growth on a linked-quarter basis as well as year-over-year, with good growth in the major segments of the loan portfolio," said President and CEO Mark Anders. "We did experience a decline in mortgage originations and sales of loans in the first quarter of 2006 which we expected given the seasonality of the mortgage business."

"We see healthy demand for our products and services. In response, we continue to look for opportunities to hire additional experienced commercial bankers and mortgage loan originators during 2006," said Anders. "The completion of our successful stock offering and our new listing on the Nasdaq Capital Market during the first quarter are significant milestones for the company, as well as an encouraging showing of support from new investors."

ABOUT AMERICASBANK CORP.
AmericasBank Corp. is the parent company of AmericasBank, a Maryland-chartered commercial bank headquartered in Towson, Maryland. AmericasBank is dedicated to contributing to the growth and prosperity of the communities it serves, with a special focus on serving the needs of the business community and promoting home ownership.

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The statements in this press release that are not historical facts constitute
"forward-looking statements" as defined by Federal Securities laws. Such statements, regarding AmericasBank Corp.'s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: the risk that AmericasBank Corp. may continue to incur losses; the possible loss of key personnel; the inability to successfully implement strategic initiatives; risk of changes in interest rates, deposit flows and loan demand; risks associated with AmericasBank's lending limit; risks associated with the lack of a credit facility; risk associated with having a large percentage of residential real estate loans secured by investment properties; risk of an industry concentration with respect to deposits; risk of credit losses; risks associated with residential mortgage lending, including acting as a correspondent lender; risk associated with a slowdown in the housing market or high interest rates; the allowance for loan and lease losses may not be sufficient; operational risks of the leasing companies to which AmericasBank has extended credit in connection with the lease portfolio; dependence on third party vendors; risk of insufficient capital; risk of possible future regulatory action as a result of past violations of the Real Estate Settlement Procedures Act; as well as changes in economic, competitive, governmental, regulatory, technological and other factors that may affect AmericasBank Corp. or AmericasBank specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. AmericasBank Corp. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the AmericasBank Corp's filings with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.